Exhibit 99-2

Alector Announces Appointment of Sara Kenkare-Mitra, Ph.D., as President and Head of Research and Development

South San Francisco, Calif., December 15, 2021 -- Alector, Inc. (Nasdaq: ALEC), a clinical-stage biotechnology company pioneering immuno-neurology, today announced the appointment of Sara Kenkare-Mitra, Ph.D., as President and Head of Research and Development. In this newly created role, Dr. Kenkare-Mitra will lead all aspects of the company’s immuno-neurology and oncology R&D efforts, including oversight of the research, development, clinical, manufacturing, regulatory, and related functions. Dr. Kenkare-Mitra will report to Arnon Rosenthal, Ph.D., Chief Executive Officer of Alector.

Dr. Kenkare-Mitra joins Alector from Genentech where, as Senior Vice President, Development Sciences, she served as a member of the research and development leadership team, overseeing the transition of molecules from discovery to the clinic and their continued translation into medicines through clinical development. During her 23-year tenure, she led a large, integrated global organization of approximately 650 employees, and played a key role in the filing of more than 100 Investigational New Drug/clinical trial applications around the world, and the approval of 15 medicines for diverse diseases, including cancers and neurological diseases.

“Sara has an impressive background as a scientist, drug developer and leader, with a successful track record of building high-performing teams and fostering innovation in the development of new medicines,” said Dr. Rosenthal. “As we continue to advance and grow our immuno-neurology and oncology programs, her expertise across all aspects of drug development and her passion for translational medicine will be invaluable to our team. I’m pleased to welcome Sara, and I look forward to partnering with her.”

“Alector’s approach to harnessing the body’s innate immune system has the potential to transform the treatment of neurological diseases and certain cancers. With a combination of pioneering science and an exceptional team, we have a significant opportunity to play an important role in developing innovative treatments for patients in need,” said Dr. Kenkare-Mitra. “I’m excited to join Alector and work closely with the team to fully realize the potential of the company’s deep portfolio.”

Prior to joining Alector, Dr. Kenkare-Mitra held roles of increasing responsibility at Genentech over the course of 23 years. She most recently served as Senior Vice President, Development Sciences in Genentech’s research and early development unit. During her tenure, she served as a member of Genentech’s research review committee, development review committee and early-stage portfolio committee, as well as an ad-hoc member of the late-stage review committee. Dr. Kenkare-Mitra received her Ph.D. in Pharmaceutical Chemistry from the University of California, San Francisco, where she also stayed on as a Post-Doctoral Fellow in Clinical Pharmacology before joining Genentech. Dr. Kenkare-Mitra also holds adjunct faculty positions in the Department of Bioengineering and Therapeutic Sciences at the University of California, San Francisco and at the University of the Pacific in Stockton. Dr. Kenkare-Mitra is an elected member of the National Academy of Medicine (NAM) and the American Association for the Advancement of Science (AAAS). She has been widely recognized for her work in the industry with awards such as the American Association of Pharmaceutical Scientists’ Alice E. Till Advancement of Women in Pharmaceutical Sciences Recognition, Endpoints’ 20 Most Extraordinary Women in Biopharma, Fierce Pharma’s Fiercest Women in the Life Sciences, and the University of California, San Francisco’s Distinguished Alumnus of the Year.

About Alector

Alector is a clinical-stage biotechnology company pioneering immuno-neurology, a novel therapeutic approach for the treatment of neurodegenerative diseases. Immuno-neurology targets immune dysfunction as a root cause of multiple pathologies that are drivers of degenerative brain disorders. Alector has discovered and is developing a broad portfolio of innate immune system programs, designed to functionally repair genetic mutations that cause dysfunction of the brain’s immune system and enable the rejuvenated immune cells to counteract emerging brain pathologies. Alector’s immuno-neurology product candidates are supported by biomarkers and target genetically defined patient populations in frontotemporal dementia, Alzheimer’s disease and amyloid lateral sclerosis. This scientific approach is also the basis for the company’s immuno-oncology programs. Alector is headquartered in South San Francisco, California. For additional information, please visit www.alector.com.

Alector Contacts

Michelle Corral
VP, Communications and Investor Relations

650-808-7016

michelle.corral@alector.com

1AB (media)

Dan Budwick

973-271-6085

dan@1abmedia.com

Argot Partners (investors)

Laura Perry/Eric Kasper
Argot Partners
212.600.1902
alector@argotpartners.com